Exhibit 10.1

Employment Agreement

This Employment Agreement (the “Agreement”) is entered into by and between AMAG Pharmaceuticals, Inc., a Delaware corporation with offices at 1100 Winter Street, Waltham, MA 02451 (together with its subsidiaries and affiliates, the “Company”), and Scott Myers of [***] (“you” or “Executive”).

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company beginning on April 28, 2020, (the actual first date of Executive’s employment, (the “Effective Date”), subject to a satisfactory background check and final approval by the Company’s Board of Directors (the “Board”) on the terms contained herein.

NOW THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

1.Position; Duties.
(a)    Position. You shall serve as the President and Chief Executive Officer (the “CEO”) of the Company. In addition, the Company shall cause you to be nominated for election to the Board and to be recommended to the stockholders for election to the Board as long as you remain the CEO, provided you shall be deemed to have resigned from the Board and from any related positions upon ceasing to serve as CEO for any reason. To the extent applicable, you shall be deemed to have resigned from all officer and board member positions that you hold with the Company or any of its respective subsidiaries and affiliates upon the termination of your employment for any reason. You shall execute any documents in reasonable form as may be requested to confirm or effectuate any such resignations.

(b)    Duties. You shall perform for the Company the duties customarily associated with the office of President and Chief Executive Officer and such other duties as may be assigned to you from time to time by the Company’s Board of Directors (the “Board”). You shall devote substantially all of your full business time and best efforts to the performance of your duties hereunder and the business and affairs of the Company and will not undertake or engage in any other employment, occupation or business enterprise; provided, however, that you may participate as a member of the board of directors or advisory board of other entities and in professional organizations and civic and charitable organizations; provided further, that any such positions are disclosed to and approved in writing by the Board or the Audit Committee thereof and do not materially interfere with your duties and responsibilities to the Company. Notwithstanding the foregoing, nothing in this Agreement shall prohibit you from serving as a

Exhibit 10.1

member of the board of directors of Selecta Biosciences and Harpoon Therapeutics in any capacity, provided that the Board may direct you to resign from either or both board seats if it later determines in its reasonable good faith discretion that serving on such board(s) is inconsistent with your duties and responsibilities to the Company or if such position(s) are likely to result in negative or withhold recommendations for any members of the Board from any of the Company’s institutional investors or other institutional proxy advisory firms (such as ISS or Glass Lewis). Until such time as you and the Chairman of the Board mutually agree that it is safe and prudent in light of the current COVID-19 pandemic crisis for you to relocate your principal place of employment to Massachusetts, you shall be based in Seattle, Washington. After such time, you shall be based in the Company’s principal offices, which currently are in Waltham, Massachusetts.

2.Term. The term of this Agreement shall be for a three (3) year period commencing on the Effective Date unless terminated earlier pursuant to Section 4 below (the “Initial Term”). The term of this Agreement shall automatically renew for additional three-year terms (each, a “Renewal Term”) following the Initial Term and any Renewal Term unless either party provides written notice to the other party at least sixty (60) days before the end of the Initial Term or any Renewal Term, as applicable, that it does not desire to renew this Agreement, in which case this Agreement shall expire at the end of the Initial Term or any Renewal Term, as applicable. The Initial Term and any Renewal Term are referred to herein collectively as the “Term.”
3.Compensation and Benefits. The Company shall pay you the following compensation and benefits for all services rendered by you under this Agreement (subject to any tax withholdings required by law):
(a)    Base Salary. The Company will pay you a base salary at the annualized rate of $750,000 (“Base Salary”), minus withholdings as required by law and other deductions authorized by you, which amount shall be paid in equal installments at the Company’s regular payroll intervals, but not less often than monthly. Your base salary may be increased annually by the Board or the Compensation Committee thereof (the “Compensation Committee”) in their sole discretion.

(b)    Bonus. You will be eligible to receive an annual performance bonus (the “Annual Bonus”) with a target of 75% of Base Salary (the “Target Bonus”) for each fiscal year during the Term of this Agreement, based on the extent to which, in the discretion of the Board or the Compensation Committee you achieve or exceed specific performance objectives established by the Board or the Compensation Committee. The exact amount of the Annual Bonus for any year during the Term shall be determined by the Board or the Compensation Committee in its sole discretion and may be more or less than the target bonus, provided the Annual Bonus for 2020 shall be guaranteed at the target level and prorated based on period

Exhibit 10.1

between the Effective Date and December 31, 2020 if you are employed on December 31, 2020. The Company shall pay the Annual Bonus no later than two and a half months after the end of the fiscal year to which the applicable bonus relates. Unless otherwise provided herein, no Annual Bonus shall be deemed to have been earned by you for any year in which you are not actively employed by the Company on the last day of the fiscal year to which the Annual Bonus relates.

(c)    Equity Compensation. You will be granted options to purchase 1,000,000 shares of the Company’s common stock with an exercise price equal to the fair market value of a share as of the grant date, determined by the closing price of the Company’s common stock on the NASDAQ Global Market. The grant date will coincide with the first day of your employment. The options will vest in four substantially equal annual installments over four years from the Effective Date, with the first installment vesting on the first anniversary of the Effective Date, subject to your remaining employed with the Company on the applicable vesting dates. This stock option award will be granted without stockholder approval as an inducement grant to your entering into employment with the Company in accordance with NASDAQ Listing Rule 5635(c)(4). The foregoing equity award will be subject to and governed by the terms of the Company’s applicable equity incentive plans and form stock option agreements as then in effect, as may be amended from time to time (collectively, the “Equity Documents”).

(d)    Vacation. You will be entitled to paid vacation and time-off in accordance with the Company’s Flexible Vacation Time Off Policy, which policy may be amended, restated, or cancelled by the Company at any time in its sole discretion.

(e)    Benefits. You will be eligible to participate in all group health, dental, 401(k), employee stock purchase plan and other insurance and/or benefit plans that the Company may offer to similarly situated executives of the Company from time to time on the same terms as offered to such other executives.

(f)    Business Expenses. The Company will reimburse you for all reasonable and usual business expenses incurred by you in the performance of your duties hereunder in accordance with the Company’s expense reimbursement policy.

(g) Relocation Benefits. Subject to Section 1(b) above, your principal work location will be 1100 Winter Street, Waltham, MA. The Company will provide you with relocation assistance as described in the document entitled “AMAG Pharmaceuticals Relocation

Exhibit 10.1

Policy Tier 1” (the “Relocation Policy”). To assist you with this move, the Company will provide you with the following relocation benefits, subject to and as further described in the document entitled “AMAG Pharmaceuticals Summary of Relocation Benefits”: (i) 60 days of temporary living in the Greater Boston area following the Effective Date, which will include a corporate apartment and car rental; (ii) following the 60-day temporary living period, a housing allowance of $5,000 per month for a period of up to 18 months, to be used towards a Greater Boston area apartment lease; (iii) 12 individual round-trips between Boston and Seattle to be used by you or your spouse, which will include a business class ticket and ground transportation; (iv) shipment of household goods (including car shipment if applicable) up to $25,000 per AMAG Tier 1 Relocation Policy; and (v) reimbursement of federal, state, and local tax liability (including the liability generated by the reimbursements described in this Section 3(g)(v)). Such relocation assistance is subject to your agreement to the terms and conditions set forth in the “Relocation and Moving Expense Repayment Agreement” (the “Relocation Expense Repayment Agreement”), which terms include, without limitation, repayment obligations in certain circumstances that are specified therein. The real estate agent specified in the Relocation Policy (the “Designated Broker”) will be your single point of coordination for all relocation related services. In order to be eligible for reimbursement within the relocation allowance/program outlined, you must work through the Designated Broker. Please do not contact any real estate agents or van lines before speaking with the Designated Broker. The Company shall comply with applicable tax law and any associated withholding and tax reporting obligations with respect to the relocation benefits described in this Section 3(g).

4.Termination. Your employment with the Company may be terminated prior to the expiration of the Term as follows:
(a)    Death. This Agreement shall terminate automatically upon your death.

(b)    Disability. The Company may terminate your employment in accordance with applicable laws in the event that you shall be prevented, by illness, accident, disability or any other physical or mental condition (to be determined by means of a written opinion of a competent medical doctor chosen by mutual agreement of the Company and you or your personal representative(s)) from substantially performing your duties and responsibilities hereunder for one or more periods totaling one hundred and twenty (120) days in any twelve (12) month period.

(c)    By the Company for Cause. The Company may terminate your employment for “Cause” upon written notice to you. For purposes of this Agreement, “Cause” shall mean any of: (i) fraud, embezzlement or theft against the Company or any of its affiliates; (ii) you are

Exhibit 10.1

convicted of, or plead guilty or no contest to, a felony; (iii) willful nonperformance by you (other than by reason of illness) of your material duties hereunder and failure to remedy such nonperformance within ten (10) business days following written notice from the Board and/or your supervisor identifying the nonperformance and the actions required to cure it; or (iv) you commit an act of gross negligence, engage in willful misconduct or otherwise act with willful disregard for the Company’s best interests, and you fail to remedy such conduct within ten (10) business days following written notice from the Board identifying the gross negligence, willful misconduct or willful, disregard and the actions required to cure it (if such conduct can be cured).

(d)    By the Company Other Than For Death, Disability or Cause. The Company may terminate your employment other than for Cause, disability or death upon thirty (30) days prior written notice to you.

(e)    By You For Good Reason or Any Reason. You may terminate your employment at any time other than for Good Reason upon thirty (30) days prior written notice to the Company and for Good Reason as described in this Section 4(e). For purposes of this Agreement, “Good Reason” shall mean that any of the following occurs without your prior written consent: (i) a material adverse change in your title, position, duties or responsibilities; (ii) a reduction by the Company in your Base Salary or your target Annual Bonus opportunity in the total annual amount that you are then eligible to receive, unless such reduction is in connection with a proportionate reduction of compensation applicable to all other executive officers; (iii) a material breach by the Company of any of the terms or provisions of this Agreement. Before you may resign for Good Reason, (A) you must provide written notice to the Company describing the event, condition or conduct giving rise to Good Reason (the “Good Reason Notice”) within 30 days of the initial occurrence of the event, condition or conduct; (B) the Company must fail to remedy or cure the alleged Good Reason within the 30 day period after receipt of such notice; and (C) you must resign effective not later than 30 days after the end of the cure period. In the event that you give the Good Reason Notice as described above, the Company shall be obligated to provide you with a written determination of whether or not it agrees that Good Reason exists within ten (10) days of the expiration of the cure period described in the preceding sentence. Such determination shall set forth a detailed explanation of the Company’s view on whether Good Reason exists but shall not be binding upon any arbitrator or court.

5.Payment Upon Termination. In the event that your employment with the Company terminates, you will be paid the following (subject to any tax withholdings required by law):

Exhibit 10.1

(a)    Termination for Any Reason. In the event that your employment terminates for any reason, the Company shall pay you for the following items that were earned and accrued but unpaid as of the date of your termination: (i) your Base Salary; (ii) reimbursement for any unpaid business expenses; and (iii) such other benefits and payments to which you may be entitled by law or pursuant to the benefit plans of the Company then in effect. In addition, if your employment terminates due to your death, the Board or the Compensation Committee shall determine the extent to which any of the individual performance objectives established pursuant to Section 3(b) above were met as of the time of your death. If, based on that determination, the Board or the Compensation Committee determines that a bonus is due, the Company shall pay your estate an amount equal to such bonus, pro-rated for the portion of the fiscal year elapsed as of the time of your death.

(b)    Termination Without Cause or for Good Reason. In addition to the payments provided for in Section 5(a), in the event that (i) the Company terminates your employment other than for death, disability or Cause pursuant to Section 4(d) or you terminate your employment for Good Reason pursuant to Section 4(e); (ii) you comply fully with all of your obligations under all agreements between you and the Company, including, without limitation, the Continuing Obligations (as defined below); and (iii) you execute and deliver to the Company a separation agreement and general release (in a form acceptable to the Company), which shall include, without limitation, a general release and waiver of any and all claims that you have or may have against the Company, its directors, officers, employees, agents, successors and assigns with respect to your employment (other than any obligation of the Company set forth herein which specifically survives the termination of your employment) and, in the Company’s sole discretion, a two year post-employment noncompetition agreement, and shall provide that if you breach any of the Continuing Obligations, all payments of the Severance Amount (as defined below) shall immediately cease (the “Separation Agreement and Release”) and (iv) the Separation Agreement and Release becomes irrevocable within 60 days after the date of termination of your employment (or such shorter period as set forth in the Separation Agreement and Release), which shall include a seven (7) business day revocation period:

(A)    the Company will provide you with 18 months of severance pay based on your then current Base Salary (the “Severance Amount”); provided in the event you are entitled to any payments pursuant to the Restrictive Covenants Agreement (as defined below), the Severance Amount received in any calendar year will be reduced by the amount you are paid in the same such calendar year pursuant to the Restrictive Covenants Agreement (the “Restrictive Covenants Agreement Setoff”);

Exhibit 10.1

(B)     subject to your copayment of premium amounts at the active employees’ rate and your proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will pay a portion of your COBRA premiums in an amount equal to what it would have paid towards health insurance premiums for an active employee with similar coverage continuing until the earlier of 18 months minus one day from the date of termination of your employment; and (II) the date you become reemployed or eligible for alternative health insurance; and

(C)     all time-based stock options and other time-based equity awards you hold (collectively, the “Time Based Equity Awards”) in which you would have vested if you had been employed for an additional 18 months following the date of the termination of your employment shall vest and become exercisable or nonforfeitable on the date that the Separation Agreement and Release becomes effective. For the avoidance of doubt, any termination or forfeiture of the unvested portion of the Time-Based Equity Awards to be accelerated that would otherwise occur on the date of termination of your employment in the absence of this Agreement will be delayed until the effective date of the Separation Agreement and Release and will only occur if the vesting pursuant to this subsection does not occur due to the absence of the Separation Agreement and Release becoming fully effective within the time period set forth therein. Notwithstanding the foregoing, no additional vesting of the Time-Based Equity Awards shall occur during the period between the date of termination of your employment and the effective date of the Separation Agreement and Release.

The Severance Amount shall be paid in substantially equal installments over 18 months in accordance with the Company’s usual payroll schedule, commencing within 60 days after the date of termination, provided that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the date of termination. Notwithstanding anything to the contrary herein, if any of the payments and benefits provided for in this Section 5(b) constitute non-qualified deferred compensation subject to Section 409A (as defined below) and the 60 period begins in one calendar year and ends in another, the payments and benefits provided for in this Section 5(b) shall commence, be made or become effective in the later calendar year. This Section 5(b) shall not apply during the one year period following a Change of Control (as defined below) in which case Section 5(c) shall apply.

(c)    Change of Control. In the event that (i) within two years following the date a Change of Control (as defined below) of the Company occurs, the Company (for purposes of this Section, such term to include its successor) terminates your employment other than for death, disability or Cause pursuant to Section 4(d) or you terminate your employment for Good Reason

Exhibit 10.1

pursuant to Section 4(e); (ii) you comply fully with all of your obligations under all agreements between you and the Company, including, without limitation, the Continuing Obligations; (iii) you execute and deliver to the Company the Separation Agreement and Release; and (iv) the Separation Agreement and Release becomes irrevocable within 60 days after the date of termination of your employment (or such shorter period as set forth in the Separation Agreement and Release), which shall include a seven (7) business day revocation period, then:

(A)    the Company will pay you 24 months of severance pay based on your then current Base Salary (the “Change in Control Severance Amount”); provided the Change in Control Severance Amount shall be reduced by the amount of the Restrictive Covenants Agreement Setoff, if applicable. The Change in Control Severance Amount will be paid in equal installments over 24 months in accordance with the Company’s usual payroll schedule, commencing within 60 days after the date of termination, provided that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the date of termination;

(B)    the Company will pay you, on the first payroll date after the effective date of the Separation Agreement and Release, in a lump sum, two times your target Annual Bonus amount for the year in which the Date of Termination occurs;

(C)    the Company will pay or reimburse you for the premiums for continued coverage for you and your eligible dependents in the same amounts and for the same coverage in effect immediately prior to your termination from employment, under the Company’s group health and dental plans until the earlier of: (i) 24 months from the date of termination of your employment; or (ii) the date you are provided with health and dental coverage by another employer’s health and dental plan (and, for purposes of clarity, if the Company is unable to extend coverage to you under its group health and dental plans due to your termination from active employment status, then, to receive this benefit, you must elect continuation coverage under COBRA and/or purchase an individual insurance policy, and the Company shall have no obligation to pay or reimburse insurance premiums or otherwise provide coverage if you fail to elect COBRA or obtain an individual policy); and

(D)    all Equity Awards (which includes all time-based and all performance-based grants) that were granted to you before the Change of Control occurred shall, without further action, become vested in full on the date that the Separation Agreement and Release becomes effective. For the avoidance of doubt, any termination or forfeiture of the unvested portion of such Equity Awards that would otherwise occur on the date of termination of your

Exhibit 10.1

employment in the absence of this Agreement will be delayed until the effective date of the Separation Agreement and Release and will only occur if the vesting pursuant to this subsection does not occur due to the absence of the Separation Agreement and Release becoming fully effective within the time period set forth therein. Notwithstanding the foregoing, no additional vesting of the Equity Awards shall occur during the period between the date of termination of your employment and the effective date of the Separation Agreement and Release.

For purposes of this Agreement, “Change of Control” shall mean the first to occur of any of the following: (a) any “person” or “group” (as defined in the Securities Exchange Act of 1934, as amended) becomes the beneficial owner of a majority of the combined voting power of the then outstanding voting securities with respect to the election of the Board; (b) any merger, consolidation or similar transaction involving the Company, other than a transaction in which the stockholders of the Company immediately prior to the transaction hold immediately thereafter in the same proportion as immediately prior to the transaction not less than 50% of the combined voting power of the then, voting securities with respect to the election of the Board of Directors of the resulting entity; (c) any sale of all or substantially all of the assets of the Company; or (d) any other acquisition by a third party of all or substantially all of the business or assets of the Company, as determined by the Board, in its sole discretion.

The payments, benefits and acceleration of vesting of stock options, restricted stock units and other equity incentives provided in this Section 5(c) shall override and replace with respect to you any Company wide policy with respect to payments, benefits and/or acceleration of vesting upon a Change of Control. After the two year period following a Change of Control, this Section 5(c) shall no longer apply, and Section 5(b) shall continue to apply. Section 5(b) and Section 5(c) are mutually exclusive, and in no event shall you be entitled to payments or benefits pursuant to both Section 5(b) and Section 5(c) of this Agreement.

In the event that upon a Change of Control, the Company or the successor to or acquiror of the Company’s business (whether by sale of outstanding stock, merger, sale of substantially all the assets or otherwise) elects not to assume all the then unvested outstanding stock options, restricted stock units and other equity incentives that were granted to you before the Change of Control occurred, such securities shall immediately without further action become vested in full effective no later than the effective date of the Change of Control and you shall receive the value of such stock options, restricted stock units and other equity incentives as provided in the applicable acquisition agreement (or if no such provision is made, in the applicable equity incentive plan).

Exhibit 10.1

Notwithstanding anything to the contrary herein, if any of the payments and benefits provided for in this Section 5(c) constitute non-qualified deferred compensation subject to Section 409A and the 60 day period referenced above begins in one calendar year and ends in another, the payments and benefits provided for in this Section 5(c) shall commence, be made or become effective in the later calendar year.

(d)    Death/Disability. In addition to the payments provided for in Section 5(a), in the event of your death or the termination of your employment, due to your disability in accordance with Section 4(b) above, all unvested outstanding stock options, restricted stock units and other equity incentives that were held by you at the time of your death or termination of employment due to disability shall immediately become fully vested, and exercisable by you or your personal representatives, heirs or legatees, as the case may be, at any time prior to the expiration of one (1) year from the date of your death or disability, but in no event after the expiration of the term of the applicable equity award agreement.

6.Continuing Obligations.
(a)    Restrictive Covenants Agreement. As a condition of employment, you are required to enter into the Employee Confidentiality, Assignment, Nonsolicitation and Noncompetition Agreement attached hereto as Exhibit A (the “Restrictive Covenants Agreement”). For purposes of this Agreement, the obligations in this Section 6 and those that arise in the Restrictive Covenants Agreement and any other agreement relating to confidentiality, assignment of inventions, or other restrictive covenants shall collectively be referred to as the “Continuing Obligations.”
(b)    Third Party Agreements and Rights. You hereby confirm that you are not bound by the terms of any agreement with any previous employer or other party which restricts in any way your use or disclosure of information, other than confidentiality restrictions (if any), or your engagement in any business. You represent to the Company that your execution of this Agreement, your employment with the Company and the performance of your proposed duties for the Company will not violate any obligations you may have to any such previous employer or other party. In your work for the Company, you will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and you will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.
(c)    Litigation and Regulatory Cooperation. During and after your employment, you shall cooperate fully with the Company in (i) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while you were employed by the Company, and (ii) the investigation, whether internal or external, of any matters about which the Company believes you may have knowledge or information. Your full cooperation in

Exhibit 10.1

connection with such claims, actions or investigations shall include, but not be limited to, being available to meet with counsel to answer questions or to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after your employment, you also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while you were employed by the Company. The Company shall reimburse you for any reasonable out‑of‑pocket expenses incurred in connection with your performance of obligations pursuant to this Section 6(c).
(d)    Relief. You agree that it would be difficult to measure any damages caused to the Company which might result from any breach by you of the Continuing Obligations, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, you agree that if you breach, or propose to breach, any portion of the Continuing Obligations, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.
7.Assignment. This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of any successor of the Company by reorganization, merger or consolidation and any assignee of all or substantially all of its business and properties. Neither this Agreement nor any rights or benefits hereunder may be assigned by you, except that, upon your death, your earned and unpaid economic benefits will be paid to your heirs or beneficiaries.
8.Interpretation and Severability. It is the express intent of the parties that (a) in case any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provision shall be construed by limiting and reducing it as determined by a court of competent jurisdiction, so as to be enforceable to the fullest extent compatible with applicable law; and (b) in case any one or more of the provisions contained in this Agreement cannot be so limited and reduced and for any reason is held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.
9.Notices. Any notice that you or the Company are required to give the other under this Agreement shall be given by personal delivery, recognized overnight, courier service, or registered or certified mail, return receipt requested, addressed in your case to you at your last address of record with the Company, or at such other place as you may from time to time designate in writing, and, in the case of the Company, to the Company at its principal office to the attention of the Chair of the Board of Directors, or at such other office as the Company may from time to time designate in writing. The date of actual delivery of any notice under this Section 9 shall be deemed to be the date of receipt thereof.
10.Waiver. No consent to or waiver of any breach or default in the performance of any obligation hereunder shall be deemed or construed to be a consent to or waiver of any other

Exhibit 10.1

breach or default in the performance of any of the same or any other obligations hereunder. No waiver hereunder shall be effective unless it is in writing and signed by the waiving party.
11.Complete Agreement; Modification. This Agreement, together with the Restrictive Covenants Agreement and the Equity Documents, sets forth the entire agreement of the parties with respect to the subject matter hereof, and supersedes any previous oral or written communications, negotiations, representations, understandings, or agreements between them. Any modification of this Agreement shall be effective only if set forth in a written document signed by you and the Chair of the Board.
12.Headings. The headings of the Sections hereof are inserted for convenience only and shall not be deemed to constitute a part, or affect the meaning, of this Agreement.
13.Counterparts. This Agreement may be signed in two (2) counterparts, each of which shall be deemed an original and both of which shall together constitute one agreement.
14.Choice of Law; Jurisdiction. This Agreement shall be deemed to have been made in the Commonwealth of Massachusetts, and the validity, interpretation and performance of this Agreement shall be governed by, and construed in accordance with, the laws of Massachusetts, without regard to conflict of law principles. You hereby consent and submit without limitation to the exclusive jurisdiction of courts in Massachusetts in connection with any action arising out of this Agreement, and waive any right to object to any such forum as inconvenient or to object to venue in Massachusetts. You agree that, in any action arising out of this Agreement, you will accept service of process by registered mail or the equivalent directed to your last known address or by such other means permitted by such court.
15.Advice of Counsel; No Representations. You acknowledge that you have been advised to review this Agreement with your own legal counsel, that prior to entering into this Agreement, you have had the opportunity to review this Agreement with your attorney, and that the Company has not made any representations, warranties, promises or inducements to you concerning the terms, enforceability or implications of this Agreement other than as are contained in this Agreement.
16.I.R.C. § 409A. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement that constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively, the “Section 409A”) shall not commence in connection with your termination of employment unless and until you have also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (the “Separation From Service”), unless the Company reasonably determines that such amounts may be provided to you without causing you to incur the additional 20% tax under Section 409A.
It is intended that each installment of severance pay provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the

Exhibit 10.1

avoidance of doubt, it is intended that severance payments set forth in this Agreement satisfy, to the greatest extent possible, the exceptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A- 1(b)(5), and 1.409A-1(b)(9).

If the Company (or, if applicable, the successor entity thereto) determines that any payments or benefits constitute “deferred compensation” under Section 409A and you are, on the termination of service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the payments and benefits shall be delayed until the earlier to occur of: (a) the date that is six months and one day after your Separation From Service, or (b) the date of your death (such applicable date, the “Specified Employee Initial Payment Date”). On the Specified Employee Initial Payment Date, the Company (or the successor entity thereto, as applicable) shall (i) pay to you a lump sum amount equal to the sum of the payments and benefits that you would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of such amounts had not been so delayed pursuant to this Section and (ii) commence paying the balance of the payments and benefits in accordance with the applicable payment schedules set forth in this Agreement.

17.Survival. Provisions of this Agreement which by their terms must survive the termination of this Agreement in order to effectuate the intent of the parties will survive any such termination, whether by expiration of the Term, termination of your employment, or otherwise, for such period as may be appropriate under the circumstances. Such provisions include, without limitation, Sections 5 (to the extent severance payments are due under such Section) and 6 of this Agreement.
18.Excise Tax-Related Provisions. If any payment or benefit you would receive pursuant to this Agreement or any other agreement (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be adjusted so that it would equal the Reduced Amount. The “Reduced Amount” shall be either (i) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (ii) the total Payment, whichever amount of (i) or (ii), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, any such reduction will occur in a manner necessary to provide you with the greatest post-reduction economic benefit. If more than one manner of reduction of Payments necessary to arrive at the Reduced Amount yields the greatest economic benefit to you, the Payments will be

Exhibit 10.1

reduced pro rata (the “Pro Rata Reduction Method”). Notwithstanding the foregoing, if the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A, then the Pro Rata Reduction Method shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for you as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be eliminated before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced before Payments that are not “deferred compensation” within the meaning of Section 409A..
The Company hereby agrees that, for purposes of determining whether any Payment would be subject to the Excise Tax, any non-competition agreement to which you are subject to (the “Non-Compete Provision”) shall be treated as an agreement for the performance of personal services. The Company hereby agrees to indemnify, defend, and hold you harmless from and against any adverse impact, tax, penalty, or excise tax resulting from the Company’s attribution of a value to the Non-Compete Provision that is less than the product of (i) the greater of (A) the total compensation amount that would be required to be disclosed under Item 402(c) of Securities and Exchange Commission Regulation S-K for the year prior to the year of the Change of Control (or, if you were not employed by the Company during the year prior to the year of the Change of Control, the year of the Change of Control) (provided that if you were not employed for the full year, your base salary for such year shall be annualized) or (B) an independent valuation of the Non-Compete Provision, multiplied by (ii) the duration of the Non-Compete Provision in years (this product, the “Post Change of Control Reasonable Compensation”), to the extent that use of such lesser amount results in a larger excise tax under Section 4999 of the Code than you would have been subject to had the Company or Advisor attributed a value to the Non-Compete Provision that is at least equal to the Post Change of Control Reasonable Compensation. For the avoidance of doubt, in no event shall the indemnity set forth in the preceding sentence be construed to require the Company to indemnify you for the entire adverse impact, tax, penalty or excise tax associated with an excise tax imposed under Section 4999 of the Code, but rather shall be limited only to that portion that exceeds what would have applied had the Company or Advisor attributed a value to the Non-Compete Provision that was at least equal to the Post-Change of Control Reasonable Compensation.

19.Withholding; Tax Effect. All payments made by the Company to you under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.
20.Conditions. Notwithstanding anything to the contrary herein, the effectiveness of this Agreement shall be conditioned on (i) your satisfactory completion of reference and background checks, if so requested by the Company, and (ii) your submission of satisfactory proof of your legal authorization to work in the United States.

Exhibit 10.1

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Exhibit 10.1

SIGNATURE PAGE TO
EMPLOYMENT AGREEMENT

IN WITNESS WHEREOF, the Company and you have executed this Agreement as of the day and year first set forth above.

AMAG PHARMACEUTICALS, INC.

By:     /s/ Gino Santini
Name: Gino Santini
Title: Chairman of the board

Date:     Apr 24, 2020

/s/ Scott Myers
Scott Myers

Date:     Apr 24, 2020